OPTION AGREEMENT
                              ----------------


         Option Agreement, dated this 1st day of October, 2004 between Transportation Logistics Int'l Inc, a Colorado corporation, ("TLI"), J & J Marketing, LLC., a New York limited liability company ("Company")and Jane and Michael Schub ("Optionees")

                            W I T N E S S E T H
                            - - - - - - - - - -

         WHEREAS, TLI and the Company have entered into an agreement of even date herewith under which TLI has undertaken to acquire an 80% interest in the Company; and

         WHEREAS, as a condition precedent to the Optionees selling 80% of his membership interest in the Company to TLI, TLI and the Company agreed to grant to Optionees, and Optionees desire to obtain an irrevocable option and right to reacquire one half of TLI's membership interest in the Company at such time and manner as set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TLI, Company and Optionees hereby agree as follows:

1.   Consideration.   In consideration for the grant of the option provided
     for herein, Optionees, TLI and Company have contemporaneously herewith executed the Acquisition Agreement.

2.   Option.    TLI hereby grants to Optionees an irrevocable, transferable and assignable right and option during the term of this option to acquire from TLI's eighty percent (80%) interest in Company by assigning to Optionees said eighty percent (80%) interest in the Company on the date of exercise of the Option.

3.   Exercise of Option.    The Optionees shall have the right, in his sole
     discretion, to exercise the option granted pursuant to section 2 hereof, at any time, in whole or in part, but only upon the occurrence of a Liquidity Event, as hereinafter defined.

 4. Purchase Price. The exercise price for the Option granted to Optionees shall be set as the fair market value of two hundred fifty thousand (250,000) shares of TLI's common stock on the Option Closing Date. "Fair Market Value" means the average close price of shares of TLI common stock as quoted on the OTC Bulletin Board (or such other primary bulletin board or exchange or market system on which shares of Common Stock are then quoted or listed) for the latest 30 trading days ended as of the date of the delivery of written notice of exercise of the Option, without including in such calculations the highest and lowest price of the shares of Common Stock achieved during such period, such high and low prices to be eliminated only once in computing each such average.
     In the event the closing prices required by the preceding sentence are unavailable, Fair Market Value shall be $12,500.00. The purchase price shall be payable in equal six (6) monthly installments commencing on the first day of the month following the month in which this option is exercised.



5.   Liquidity Event.  For the purposes hereof, a Liquidity Event shall mean a liquidation, dissolution or winding up of TLI, a merger or acquisition in which the TLI is not the surviving corporation, or the sale
     of all or substantially all of the assets of TLI.   A Liquidity Event
     shall also mean delisting from any stock exchange or the Over the Counter Bulletin Board (OCTBB). A Liquidity Event shall also include TLI becoming the subject of an Order for Relief under the United States Bankruptcy Code by voluntary or involuntary petition, or TLI initiating, either in an original Proceeding or by way of answer in any state insolvency or receivership Proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief.




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6.   Exercise.  In order to exercise the option, the Optionees shall give written notice thereof to TLI during the term of this option.

7.   Expiration of Option.    This option shall expire on May 15, 2005

8. Guarantee of Performane. TLI agrees to take all actions necessary for the purpose of causing Company to fully comply with the terms and provisions of this Option and Agreement. Company agrees to take all actions necessary for the purpose of causing TLI to fully comply with the terms and provisions of this Option and Agreement.

9. Notices. All notices under this agreement shall be in writing, shall be addressed as hereinafter set forth and shall be deemed to be given, (i) if rendered by facsimile or by hand, when received and, (ii) if delivered by an overnight courier service on the first day after being sent.

                   If to Optionees

                   Michael Schub
                   1049 Route 9D
                   Garrison, New York 10524

                   If to TLI:

                   136 Freeway Drive
                   East Orange, New Jersey 07018

                   If to Company:

                   J & J Marketing, LLC
                   1049 Route 9D
                   Garrison, NY 10524

         In WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date above writen.


                                         Optionees:

                                         /s/ Jane Schub
                                         ------------------------
                                         Jane Schub

                                         /s/ Michael Schub
                                         ------------------------
                                         Michael Schub

                                         TLI:

                                         By: /s/ Michael Margolies
                                         -------------------------
                                         Name: Michael Margolies
                                         Title: Chairman

                                         Company:

                                         By: /s/ Jane Schub
                                         -------------------------
                                         Name:  Jane Schub
                                         Title:  President



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